Supplement A-6

National Grid (US) Partner 2 Limited

Balance sheet
at March 31,2003

$m
Fixed assets
Investment	46

Net assets	46

Capital and reserves
Called up share capital	-
Share premium account	46

Equity shareholders' funds	46

Reconciliation of equity shareholders' funds to US GAAP

Equity shareholders' funds under UK GAAP	46

Adjustments to conform with US GAAP
Investments in subsidiaries, at equity	-
Recognition of intercompany balances	(1)

Equity shareholders' funds under US GAAP	45

National Grid (US) Partner 2 Limited

Cash flow statement
for the year ended March 31, 2003

There were no cash flows in the year.

National Grid (US) Partner 2 Limited

Profit and loss account
for the year ended March 31, 2003

$m

Operating costs	-

Operating profit - continuing operations	-

Profit on sale of fixed asset investments	-

Profit before interest and tax	-

Net interest	-

Profit on ordinary activities before taxation - continuing operations	-

Taxation	-

Profit on ordinary activities after taxation	-

Interim ordinary dividend paid	-

Retained profit	-

Reconciliation of net profit to US GAAP

Profit on ordinary activities after taxation under UK GAAP	-

Adjustments to conform with US GAAP
Equity in income of companies	2

Net profit under US GAAP	2

The profit and loss account is prepared under UK GAAP.

National Grid (US) Partner 2 Limited

Profit and loss reserve
at March 31, 2003

	$m

At March 31, 2002 and March 31 2003	-

Reconciliation of profit and loss reserve to accumulated losses under US GAAP

Profit and loss reserve under UK GAAP at March 31, 2003	-

Adjustments to conform with US GAAP
Equity in income of companies	(1)

Accumulated losses under US GAAP at March 31, 2003	(1)	*

* Includes cumulative other comprehensive losses of $(2)m

The profit and loss reserve is prepared under UK GAAP.